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EXHIBIT 3.1

                      CERTIFICATE OF OWNERSHIP AND MERGER

                                      OF

                               LEADINGSIDE, INC.

                                     INTO

                          DATAWARE TECHNOLOGIES, INC.
                          (The Surviving Corporation)

                                UNDER THE NAME:

                               LEADINGSIDE, INC.

                    (PURSUANT TO SECTION 253 OF THE GENERAL
                         CORPORATION LAW OF DELAWARE)


     The undersigned officer of Dataware Technologies, Inc., (the "Company"), a Delaware Corporation, a corporation incorporated on the 16th day of March, 1988, pursuant to the provisions of the General Corporation Law of the State of Delaware does hereby certify as follows:

     1. The Company owns all the capital stock of LeadingSide, Inc. ("LeadingSide"), a corporation organized and existing under the laws of the State of Delaware.

     2. The directors of the Company, by unanimous written consent of the board of directors dated as of October 2, 2000, duly adopted the following resolutions:


RESOLVED:      That it is advisable and in the best interests of the Dataware
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               Technologies, Inc. (the "Company") to change its corporate name from "Dataware Technologies, Inc." to "LeadingSide, Inc." and that the President or any Vice President, and the Secretary or any Assistant Secretary or the Treasurer of the Company are each hereby authorized to (1) form a wholly-owned subsidiary of the Company named "LeadingSide, Inc." (the "Subsidiary") pursuant to
               Delaware General Corporation Law and (2) execute and file, or cause to be filed, with the Delaware Secretary of State, under the corporate seal of the Company, a Certificate of Ownership and Merger pursuant to Section 253 of the Delaware General
               Corporation Law which will (a) merge the Subsidiary with and into the Company (the "Merger") thereby causing the Company to assume the Subsidiary's liabilities and obligations and (b) amend the Article FIRST of the Company's Restated Certificate of
               Incorporation (the "Amendment") by deleting Article FIRST in its entirety and substituting therefor the

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               following: "FIRST: The name of the Corporation is LeadingSide,
               Inc.", which Merger and Amendment shall be effective upon the filing of the Certificate of Ownership and Merger with the Delaware Secretary of State.

RESOLVED:      That the officers of the Company be, and that each of them
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               acting singly hereby is, authorized and directed to take all such further actions as may be necessary, advisable or convenient to carry out the intent and purposes of the foregoing resolutions and to fully perform the provisions of these resolutions, including without limitation, any actions deemed necessary or advisable in order to comply with applicable laws.

     3. Approval of the Company's shareholders is not required for this transaction.

     IN WITNESS WHEREOF, Dataware Technologies, Inc. has caused this Certificate of Ownership and Merger to be signed and executed by its duly authorized officer, this 2/nd/ day of October, 2000.



                             DATAWARE TECHNOLOGIES, INC., a Delaware corporation



                             By: /s/ Michael Gonnerman
                                 ---------------------------------
                                 Michael Gonnerman
                                 Vice President, Finance and
                                 Chief Financial Officer

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